Exhibit 4.3

Execution Version

AMENDMENT NO. 1 TO RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of February 26, 2018 (the “Effective Date”) and amends the Rights Agreement, dated as of November 24, 2008 (the “Rights Agreement”), by and between Dril-Quip, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC, a New Jersey limited liability company), as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning(s) given to them in the Rights Agreement.
RECITALS
WHEREAS, in accordance with Section 27 of the Rights Agreement, at any time when the Rights are redeemable, the Company may in its sole and absolute discretion supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights or holders of Common Stock;
WHEREAS, pursuant to Section 23 of the Rights Agreement, the Rights are redeemable;
WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to close of business on February 26, 2018;
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as hereinafter set forth and has duly approved this Amendment and authorized its execution and delivery; and
WHEREAS, the Rights Agent is hereby directed to join in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:
1.Amendment of the Rights Agreement. The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
““Final Expiration Date” shall mean the close of business on February 26, 2018.”
2.Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be amended and restated to reflect this Amendment, including all conforming changes.
3.Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date, and all references to the Rights Agreement shall, from and after the Effective Date, be deemed to be references to the Rights Agreement as amended by this Amendment. In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
4.Further Assurances. Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.
5.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
6.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State; provided, however, that the provisions regarding the rights, obligations, duties and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
7.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.
8.Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.
DRIL-QUIP, INC.

By:	/s/ James C. Webster
Name: James C. Webster
Title: Vice President — General Counsel and Secretary

Signature Page to Amendment No. 1 to Rights Agreement

COMPUTERSHARE INC.
By: /s/ Patrick Hayes
Name:     Patrick Hayes
Title:     Vice President & Manager

Signature Page to Amendment No. 1 to Rights Agreement